Exhibit 10.11
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is made and entered effective as of October 14, 2010 (the “Effective Date”) by and among Clear Creek Capital, LLC, a Delaware limited liability company (the “Consultant”) and Myriant Lake Providence Inc., a Delaware corporation (the “Company”).
RECITALS:
     WHEREAS, the Consultant has certain skills, experience, relationships, contacts and abilities that are valuable to the business of the Company; and
     WHEREAS, the Company desires to retain the Consultant to render certain specific consulting services for the Company in connection with the construction, ownership and operation of a succinic acid plant in Lake Providence, Louisiana (the “Project”) on the terms and conditions set forth in this Agreement, and the Consultant desires to be retained by the Company and to provide such services to the Company on such terms and conditions.
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE I
PERFORMANCE OF THE SERVICES
     1.01 Engagement and Duties. The Company and the Consultant hereby agree that during the Term (as defined below), the Consultant shall serve as an independent financial consultant to the Company with respect to the Financing (as defined in Section 1.03(b) below) and shall provide such consulting services as are reasonably requested by the Company (the “Services”), including without limitation familiarizing itself with the Company, , assisting the Company in identifying, pursuing and executing government programs, loan guarantees, grants or other incentives (including, without limitation, New Market Tax Credits and tax equity injections), meeting with the Company’s development partners and third-party consultants, recommending and working with professional services firms as required, and evaluating documentation with respect to contracts, permits and other matters as requested by the Company. During the Term, the Consultant shall devote such business time, attention, skill and energy to the business of the Company as the Company shall request in its reasonable discretion, and shall assume and perform the Services to the best of its ability.
     1.02 Term and Termination.
     (a) The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on the Expiration Date (as defined below). For purposes of this Agreement, “Expiration Date” means the six-month anniversary of the Effective Date. Upon the Expiration

Date, the Term shall be automatically extended for one additional six-month period unless either party gives the other party written notice of termination no later than 30 days prior to the Expiration Date.
     (b) This Agreement may be terminated at any time by the Company for Cause (as defined below) by providing written notice describing such cause to the Consultant. For purposes of this Agreement, “Cause” means (i) the theft, fraud, or embezzlement by the Consultant or any of its Affiliates or Subcontractors (as defined below) of any of the real or personal property, tangible or intangible, of the Company; or (ii) the Consultant’s or any of its Affiliates’, directors’, executive officers’, or other persons’ acting in similar capacities on behalf of the Consultant conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.
     1.03 Remuneration; Reimbursement.
     (a) Services Fee. In consideration for the performance of the Services, the Company shall pay to the Consultant a fee (the “Services Fee”) in an aggregate amount not to exceed $250,000 in such amounts and upon accomplishment of such milestones as are set forth on Schedule A hereto. Any installments of the Services Fee shall be payable by the Company to the Consultant in cash or other form of immediately available funds when and as earned in accordance with Schedule A hereto.
     (b) Placement Fees. From and after the Effective Date, the Company shall pay to the Consultant cash placement fees (“Placement Fees”) equal to:
     (i) 1.0% of the maximum principal amount that may be drawn of any loan financing (a “Revolver Loan”) secured by receivables due from any federal or state governmental or quasi-governmental agency, department or tribunal (collectively, the “Government”);
     (ii) 3.0% of the aggregate principal amount loaned or committed to be loaned (by binding contractual commitment, subject to any applicable conditions precedent to funding draws or advances from such committed amount) to any Eligible Issuer by any funding sources (including, without limitation, commercial bank financing or other forms of commercial loans made to any Eligible Issuer);
     (iii) 1.0% of the amount of any debt financing guaranteed by the Government; and
     (iv) 4.0% of the gross amount of New Market Tax Credits allocated to the Project.
     The Placement Fees will be deducted from the gross proceeds of the debt or equity securities sold or principal amount loaned and remitted to the Consultant in cash or other immediately available funds, at each closing (whether initial or subsequent) of a Financing; provided, however, that all Placement Fees due to the Consultant on account of a Financing covered by subclause (ii) above shall be due upon the initial closing of such loan. Notwithstanding any provision of this Agreement to the contrary, the amount of the Services Fee paid to the Consultant shall be credited towards and satisfy the first amounts due as Placement Fees hereunder. For purposes of this Agreement, (A) “Eligible Issuer” shall mean the Company, any Affiliate (as defined below) of the Company, or any other entity organized or formed for the purpose of raising or obtaining financing and subsequently merging or entering into a joint venture with or acquiring all or substantially all of the assets of, making a loan to or an investment in, or otherwise obtaining an interest in the equity, assets or operations of, the Company or any of its Affiliates; (B) “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with a party, or any entity established, promoted, or syndicated by the Company or any of its Affiliates (whether or not controlled by the Company or such Affiliate(s)); (C) “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise; and (D) “Financing” shall mean any offering of an Eligible Issuer’s debt or loan financing obtained by an Eligible Issuer.
     (c) Monthly Monitoring Fee. If the Company is required by any unrelated third party to retain a financial adviser upon or after a Notice to Proceed, the Company will first recommend to such third party that Consultant fill that position.
     (d) Reimbursement. The Company will reimburse the Consultant and its permitted Subcontractors (as defined below) for all reasonable travel and out-of-pocket expenses incurred by them in connection with the Services performed pursuant to this Agreement, including without limitation hotel, food and associated expenses including postage, express/overnight mail delivery, and courier services. The Consultant may also, from time to time, recommend or refer the Company to various professional services firms, including but not limited to law firms, accounting firms and other consulting firms, in which event, if the Company should choose to engage any of such firms, the Company will be solely responsible to pay all fees and expenses incurred pursuant such engagement.
     (e) Survival of Fee Obligations. In the event that the Company either enters into a letter of intent or term sheet, or is engaged in ongoing negotiations or discussions, with any person or entity with respect to a Financing during the Term, and the consummation or funding of such Financing does not occur during the Term, the Company shall pay the Placement Fees due therefor to the Consultant, notwithstanding the expiration or termination of this Agreement, upon the consummation or funding of such Financing with such person or entity (or any of their Affiliates) within 180 days of the date of expiration or termination of this Agreement; provided, however, that Placement Fees shall not be payable with respect to a consummation or funding of a Financing that occurs after the effectiveness of the termination of this Agreement by the Company pursuant to Section 1.02(b).
     (f) Subcontractors. The Consultant may from time to time, with prior Company approval, use the services of subcontractors (so called herein) to perform the Services, including, but not limited to, attorneys, engineers, consultants, and any other person(s) or entities, and without limiting the generality of the foregoing, specifically including Carlyle Capital Markets, Inc., a Texas corporation, and Unifinancial International, Inc., a Delaware corporation (each of which is hereby approved by the Company as a Subcontractor). Consultant shall be solely responsible to pay any fees due to its Subcontractors, excluding any expenses which the Company is obligated to reimburse pursuant to Section 1.03(d) hereof.
     (g) Non-circumvention. The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement through any transaction, transfer, pledge, agreement, recapitalization, loan, lease, assignment or otherwise.
     1.04 Independent Contractor Status.
     (a) The Consultant may use any ethical and lawful means necessary and appropriate to perform its obligations under this Agreement; provided, however, that in no event shall the Consultant take any action that would be adverse to the business interests of the Company or that may subject the Consultant or the Company to civil or criminal liability. The Consultant agrees to fully comply with all laws, rules and regulations applicable to its performance of the Services, and the Consultant covenants and agrees that it has no undisclosed interest that would conflict in any manner with its performance of the Services under this Agreement (other than any conflicts which may exist with respect to the fact that Mr. Neal Roy, a principal of the Consultant, also serves on the board of managers of Myriant Technologies LLC, which is an Affiliate of the Company). In recognition of the independent contractor status of the Consultant, the Company agrees that, subject to the covenants contained in this Agreement, the Consultant may engage in additional activities and may allocate its time between the Consultant’s obligations under this Agreement and such other activities in any manner as the Consultant deems appropriate, so long as the Consultant’s obligations under this Agreement are fully satisfied. The Consultant shall be responsible for all expenses incurred by the Consultant and its Affiliates and Subcontractors in furtherance of its provision of the Services, except as otherwise set forth in Section 1.03(d) hereof.
     (b) The Consultant is and shall be an independent contractor with the sole right to supervise, manage, operate, control, and direct the performance of the details incident to the Consultant’s duties under this Agreement. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent, or to otherwise create any liability for or obligation of the Company whatsoever with respect to the indebtedness, liabilities, and obligations of the Consultant or any other party. The Consultant specifically understands and agrees that this Agreement shall not be deemed to grant or imply that the Consultant is authorized to sign, contract, deal, or otherwise act in the name of or on behalf of the Company, except as is expressly authorized in writing by the Company. The Company shall not maintain any insurance for the Consultant or its personnel, including, but not limited to, professional liability, commercial liability, medical, dental, life, or disability insurance. The Consultant stipulates and agrees that its personnel will not be eligible for any employment benefits from the Company. To the extent the Consultant employs others in providing services under this Agreement, the Consultant agrees to comply with all applicable workers’ compensation laws, to provide satisfactory assurances of such compliance to the Company on request, and to indemnify and hold harmless the Company from any liability or obligation in connection therewith.

     1.05 Taxes and Withholding. The Consultant hereby acknowledges and agrees that, as an independent contractor, it is legally required to determine and pay its own estimated federal income taxes, FICA (including FICA-matching), and all applicable federal and state payroll, excise, workman’s compensation, and other withholdings owed, or claimed to be owed, by the Consultant by reason or arising out of the Consultant’s relationship with the Company pursuant to this Agreement, and the Consultant shall indemnify and hold the Company harmless from and against, and shall defend the Company against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses (as incurred by the Company) arising out of or incurred because of, incident to, or otherwise with respect to any such taxes. The Consultant further acknowledges that the Company is legally obligated, and shall endeavor to issue timely, a yearly Form 1099 to the Consultant, and a Form 1096 to the Internal Revenue Service, reporting the full amount of fees paid to the Consultant during each annual reporting period.
ARTICLE II
CONFIDENTIALITY
     2.01 Confidentiality. The Consultant acknowledges that, during the Term of this Agreement, the Consultant will become privy to certain Confidential Information (hereinafter defined) of the Company and the Consultant agrees that it shall not, without the prior written consent of the Company, at any time during or after the Term, use, disseminate, disclose, or communicate any Confidential Information to any person or entity inside or outside the United States other than in the performance of the Services hereunder. As used herein, the term “Confidential Information” means all information about the Company disclosed or made known to the Consultant during the Term of this Agreement that is marked by the Company as “confidential” at the time it is so disclosed or made known and that is not generally known in the industries in which the Company or any of its Affiliates is engaged, including, but not limited to, information about: (A) financial position, product line, customers, suppliers, and market; (B) profit margins, pricing techniques, or pricing information as to both purchase prices from suppliers and sale prices to customers; (C) past, present, or future plans with respect to the business of the Company; (D) bids, negotiations, or techniques in bidding or negotiating, pursuant to supplier, wholesaler, customer or other contracts; (E) current or future Company advertising or promotion plans or programs; (F) any Company system, procedure, or administrative operations; (G) the Company’s structure, employees, or processes; and (H) present or future plans for the extension of the present business or commencement of a new business by the Company or any subsidiary or division of the Company. Confidential Information shall exclude information that: (i) was known to the Consultant before receipt from the Company, (ii) is or becomes publicly available through no fault of the Consultant, (iii) is rightfully received by the Consultant from a third party without a duty of confidentiality, (iv) is disclosed by the Company to a third party without a duty of confidentiality on the third party, (v) is independently developed by the Consultant without a breach of this Section 2.01, or (vi) is disclosed by the Consultant with the Company’s prior written approval. The parties acknowledge that the Company will provide the Consultant with non-confidential information and materials regarding the Company for disclosure to potential investors for the Financing.

     2.02 Competition. Nothing in this Agreement shall prohibit the Consultant from providing services to any other person or entity, including without limitation providing the same or similar services to any competitor of the Company, so long as the Consultant abides by its obligations under this Agreement (including Section 2.01 hereof).
ARTICLE III
RIGHTS WITH RESPECT TO ADDITIONAL FINANCING
     3.01 Grant of Additional Financing Right. The Company acknowledges that it may pursue various types of, and rounds of, Government financings, including without limitation the types of financings contemplated by Section 1.03(b)(i), (iii) and (iv) hereof, from time to time after the expiration of this Agreement (each, a “Government Financing”), with respect to the construction, ownership and/or operation of the Project. In consideration of the Consultant’s Services hereunder, the Company hereby grants to the Consultant the first right (the “Government Financing Right”) to perform the Services with respect to any Government Financing for the Project pursued by the Company and/or its Affiliates after the expiration Agreement.
     3.02 Notice and Exercise of Government Financing Right. In the event that the Company or any of its Affiliates intends to pursue Government Financing for the Project after the expiration of this Agreement, the Company shall deliver (or shall cause such Affiliate to deliver) to the Consultant written notice (an “Government Financing Notice”) of such intention prior to seeking any Government Financing for the Project. Any such Government Financing Notice shall describe in reasonable detail such proposed Government Financing. Upon receipt of a Government Financing Notice, the Consultant shall notify the Company (or its applicable Affiliate which delivered such Government Financing Notice, as the case may be) in writing (an “Exercise Notice”), on or before the 30th day immediately following the date on which the Consultant received such Government Financing Notice, whether or not the Consultant desires to exercise its Government Financing Right with respect to such Government Financing. The failure by the Consultant to provide an Exercise Notice to the Company (or its applicable Affiliate which delivered such Government Financing Notice, as the case may be) prior to the expiration of such 30-day period shall be deemed an election by the Consultant not to exercise its Government Financing Right with respect to such Government Financing. If the Consultant elects to exercise its Government Financing Right with respect to any Government Financing, then within 10 calendar days of the date on which the Consultant delivers its Exercise Notice with respect to such Government Financing, the Company shall (or shall cause its applicable Affiliate to) enter into a consulting agreement with the Consultant with respect to such Government Financing, which consulting agreement shall be in form and substance, and shall contain economic terms and other terms, identical to those set forth in this Agreement; provided, however, that this Article III shall not be required to be set forth in any such consulting agreement.

ARTICLE IV
MISCELLANEOUS
     4.01 Further Assurances Each party hereto, without further consideration, shall, at the reasonable request of any other party hereto, execute and deliver any instruments or documents and take such other actions, as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.
     4.02 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either of the parties hereto would not be materially and adversely affected thereby, (a) such provisions shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
     4.03 Assignment. This Agreement may be freely assigned and transferred to, and in such event shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted as the “Company” hereunder for all purposes. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity that at any time, whether by merger, spin off, purchase, or otherwise, acquires all or substantially all of the equity interests, assets or business of the Company. This Agreement may also be freely assigned and transferred to any affiliate of the Consultant.
     4.04 Number and Gender of Words. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa. Additionally, whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.
     4.05 Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.
     4.06 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CHOICE OR CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE. THE PARTIES HEREBY EXPRESSLY AGREE THAT VENUE FOR ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL RESIDE EXCLUSIVELY IN DALLAS COUNTY, TEXAS.

     4.07 Legal Remedies; Specific Performance. The parties to this Agreement understand and agree that it will be impossible to measure in money the damages that may accrue to a party to this Agreement or to its heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations set forth in this Agreement, and that any such money damages would be an insufficient remedy for such failure of performance. Therefore, each party hereto hereby consents to be subject to the remedy of specific performance of any provision of this Agreement if such party shall have been found to be in violation of such provision by any court of competent jurisdiction. If any party or its successors or assigns institute any action or proceeding to specifically enforce the provisions of this Agreement, any person against whom such action or proceeding is brought hereby waives the claim or defense in such action or proceeding that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding a claim or defense that such remedy at law exists.
     4.08 Court Costs and Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief or an action brought under Section 4.07 hereof, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys’ fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.
     4.09 Inurement. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.
     4.10 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by first class U.S. mail or facsimile transmission, or delivered by hand or by overnight or similar delivery service, fees prepaid, to the party to whom it is to be given at the address of such party set forth below or to such other address for notice as such party shall provide in accordance with the terms of this section. Except as otherwise specifically provided in this Agreement, notice so given shall, in the case of notice given by certified mail (or by such comparable method) be deemed to be given and received three business days after the time of certification thereof (or comparable act), in the case of notice so given by overnight delivery service, on the date of actual delivery, and, in the case of notice so given by facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

If to the Company:	Myriant Lake Providence Inc.
c/o Myriant Technologies LLC
Attn: Sam McConnell
Sr. VP, Corporate Development
1 Pinehill Drive
Batterymarch Park II; Suite 301
Facsimile: (617) 657-5210
Email: smcconnell@myriant.com

If to the Consultant:	Clear Creek Capital, LLC
Attn: Neal Roy
5950 Berkshire Lane, Suite 125
Dallas, TX 75225
Facsimile: (214) 871-8625
Email: nroy@clearcreekcapital.com
     4.11 Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.
     4.12 Amendment. This Agreement may be amended only by the unanimous written consent of all of the parties hereto.
     4.13 Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.
     4.14 Construction of Agreement. Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.
     4.15 Execution. Each party to this Agreement hereby represents and warrants to the other parties hereto that such party has full power and capacity to execute, deliver, and perform this Agreement, which has been duly executed and delivered by, and which evidences the valid and binding obligation of, such party enforceable in accordance with its terms subject to applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditor’s right’s from time to time in effect and to general principles of equity.
     4.16 Survival. The terms of Sections 1.03, 1.04, 1.05, 2.01, Article III, 4.01, 4.02, 4.03, 4.06, 4.07, 4.08, 4.09 and other sections which by their nature are intended to extend beyond termination will survive termination of this Agreement for any reason.
     4.17 Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties to this Agreement have set their respective hands as of the Effective Date.

THE COMPANY: MYRIANT LAKE PROVIDENCE INC.
By:	/s/ Samuel G. McConnell
	Name:	Samuel G. McConnell
	Title:	Senior Vice President

THE CONSULTANT: CLEAR CREEK CAPITAL LLC
By:	/s/ Neal Roy
Neal Roy, President

SCHEDULE A
In accordance with and subject to Section 1.03(a) hereof, the Consultant shall earn the following Services Fees upon accomplishment by the Company of the following milestones with respect to the Company or the Project:

Milestone	Services Fee Due
Acceptance by the U.S. Department of Energy of a Part I submission pursuant to 17 U.S.C. § 1703 and authorization by the U.S. Department of Energy to submit a Part II application (regardless of whether or not the associated filing fee is actually paid)	$25,000
Approval by the U.S. Department of Energy of an application pursuant to 17 U.S.C. § 1703	$225,000
Acceptance by the U.S. Department of Agriculture of an application for the Business & Industry loan program under 6 U.S.C. § 4279b	$25,000
Conditional commitment of a Business & Industry loan program guarantee by the U.S. Department of Agriculture under 6 U.S.C. § 4279b	$225,000
Allocation of any New Market Tax Credits by any Community Development Entity	$25,000
Approval of New Market Tax Credits by any investor/purchaser thereof	$225,000